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                                                              Exhibit 11.1
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                                     SYMBOLLON CORPORATION

                         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                       The Three-Months Ended June 30,   The Six-Months Ended June 30,
                                       ------------------------------    ----------------------------
                                            1996            1995              1996            1995
                                       -----------       ------------    ------------      ----------

Net Income (Loss) .................     $   61,509       $ (328,526)      $ (472,709)      $ (763,835)
                                        ==========       ==========       ==========       ==========

Primary loss per share (1):
    Weighted average common shares
    outstanding ...................      2,480,136        2,400,000        2,480,136        2,400,000




    Shares subject to restriction..       (700,000)        (700,000)        (700,000)        (700,000)
                                        ----------       ----------       ----------       ----------
                                         1,780,136        1,700,000        1,780,136        1,700,000
                                        ==========       ==========       ==========       ==========

Income (Loss) per share (2): ......     $     0.03       $    (0.19)      $    (0.27)      $    (0.45)
                                        ==========       ==========       ==========       ==========



(1) The shares for the three-month and six-month periods ended June 30, 1996 and 1995 have been calculated in accordance with Accounting Principles Board Opinion No. 15.

(2) There is no difference between primary and fully diluted income (loss) per share.

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